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                                                                   EXHIBIT 99(e)

TEXAS  UTILITIES  COMPANY
ENERGY PLAZA o 1601 BRYAN STREET o DALLAS, TEXAS 75201 o (214) 812-4600
                                                                         News
                                                                         Release
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                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

               TEXAS UTILITIES ACQUIRES 13.9% OF THE ENERGY GROUP

         DALLAS, TEXAS - MARCH 3, 1998 - Texas Utilities Company (NYSE:TXU) announces that is has today acquired 72,560,178 Energy Group Shares (NYSE/LSE:TEG) at 840 pence per share, representing approximately 13.9% of The Energy Group's issued share capital.

         In conjunction with the increase in Texas Utilities' cash offer to 840 pence per Energy Group share (US $13.86) and L.33.60 per American Depository Share (ADS) (US $55.44), Texas Utilities confirms that it would increase the value of the proposed limited share alternative to 865 pence (US $14.27) for each Energy Group Share and L.34.60 per ADS (US $57.09) on the same basis as set out in the announcement dated March 2, 1998 of the Texas Utilities Offer.

         With regard to the Peabody Coal Business, Texas Utilities confirms that, contrary to suggestions otherwise, the Peabody Sale to Lehman Merchant is subject only to certain regulatory consents and, inter alia, to Texas Utilities' increased offer becoming or being declared unconditional in all respects and does not require the approval of holders of Energy Group Securities in general meeting.

         Erle Nye, Chairman and Chief Executive of Texas Utilities, said: "The revised offer price and these purchases not only demonstrate our commitment to acquire The Energy Group but also underline our expectation that all consents and confirmations relating to the Texas Utilities Offer and the Peabody Sale will be obtained within the normal timetable for an offer in the United Kingdom."

         Texas Utilities Company is an investor-owned holding company for energy service companies engaged in domestic and international electric and natural gas utility services, energy marketing, telecommunications, and other energy-related services.

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FOR ADDITIONAL INFORMATION CONTACT:    DAVID ANDERSON           TIM HOGAN
                                       214/812-4641       OR    214/812-2756
                                       DANDERSON@TU.COM         THOGAN@TU.COM

GENERAL NEWS MEDIA CONTACT:            CAROL PETERS             214-812-5924
                                       JOAN HUNTER              214-812-4071